Exhibit 11
CODE OF ETHICS
BANCOLOMBIA S.A
INTRODUCTION
BANCOLOMBIA, fully aware of its responsibility to society and the country in general, has undertaken to permanently deploy a formal and transparent corporate policy based on principles of rectitude and honesty, this as part of its commitment to the economic development of the countries where the Bank operates and its all-abiding respect for the law.
For this reason, Bancolombia, in its Code of Ethics, lays out principles and rules of conduct designed to guide the attitudes and behavior of its directors, officers, employees and associates, ensuring that they may maintain excellent relations with a staff that is fully engaged with the growth and development of the Organization and the countries where the Bank operates, by upholding the principles and the values that help both our people and our Organization to grow in stature.
I. SCOPE
This Code of Ethics shall apply to all the directors, officers, employees and associates of BANCOLOMBIA (hereinafter the “Officers”).
II. GENERAL PROVISIONS
• CORPORATE VALUES
The Bancolombia Organization upholds the following corporate values:
- Integrity: our actions obey the most rigorous legal and ethical principles.
- Transparency: we act in a clear, consistent and opportune fashion.
- Respect for others: We treat people with dignity and value what makes them different.
- Social responsibility: We drive development in all those communities where we are present.
- Service-oriented attitude: We are friendly, opportune and efficient in providing our services.
- Teamwork: We value and encourage input from everyone in securing our common objectives.
- Superior performance: We continuously strive to exceed our goals and optimize the use of our resources so as to create greater value.
- Customer-oriented attitude: We strive to build long-term relationships with our customers, who are, after all, our raison d´être.
- Positive attitude: We enjoy what we do and we are permanently looking for new possibilities.
- Confidence: We inspire credibility and handle information responsibly.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

• GENERAL PRINCIPLES
All Officers are bound to comply not only with the wording but with the spirit of Colombia’s Constitution together with its legislation, as well as with any rules and regulations that the authorities may issue together with the norms and policies established by BANCOLOMBIA (hereinafter the “Bank”).
The Bank’s bylaws, rules of conduct, codes and manuals do not in any way substitute for the good judgment, accountability, common sense and prudence which are indispensable to our officers in the performance of their duties, but obviously all that therein provided is of obligatory compliance.
All business, operations and activities carried out by the Bank’s directors, officers, employees and associates, on its behalf, shall be governed by the ethical principles laid out in this Code.
Only to the extent that the Officers are aware of their moral, legal and employment obligations and responsibilities and put these into practice, can we safely say that we are fulfilling our duties to the community, the Organization and the country at large, and the only way we can do this is to imbue our dealings with the utmost honesty, transparency and a respect for the law.
The Officers, in all their actions, shall be bound to:
a. Act in good faith in a loyal, diligent and careful manner, constantly ensuring a deep respect for the individual and strict compliance with the law, with the Bank’s principles and values taking precedence in all their decisions.
b. Not to advise or take part in situations that allow for, encourage or facilitate improper acts, including those that could be used to confuse third parties and undermine their good faith or be used contrary to the lawful interests of the Bank, such as tendentious publicity, industrial espionage, and non-compliance with employment, business, social and other obligations.
c. Opportunely communicate to their immediate superiors all act or irregularity committed by another officer or a third party that could affect or harm the interests of the Bank, its customers, its users, shareholders and directors. Should the employee prefer to maintain his or her anonymity, he or she may report such act by contacting Bancolombia’s Ethics Hotline
III. SPECIAL PROVISIONS
The Officers shall honor and obey the following principles:
• Upon carrying out their respective functions: they shall maintain absolute objectivity, independence and all-round awareness in making decisions, acting in good faith and according to the law.
• Banking Confidentiality: they shall treat with the utmost reserve and discretion all information regarding customers and users that they may obtain in carrying out their duties and performing their work, thus avoiding any harm being caused by disclosing certain aspects that due to business, personal or legal reasons must not be made freely available to the general public.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

In this regard, they must abstain from:
a. Providing information or documentation regarding operations performed by the Bank’s customers or users to persons other than the same customer or user, their respective beneficiaries or persons authorized to represent them and authorities or organizations duly authorized by law, according to the terms of this same.
b. Providing information on customer or user operations to anyone, including employees or officers from the same institution, except when it is strictly necessary for the Bank’s employees to provide such information in order to fulfill their duties.
c. Communicating or disclosing confidential information that may harm the image or prestige either of the Bank or third parties.
• Privileged Information: privileged information is understood to be all concrete information, pertaining to the Bank, its customers, suppliers, shareholders, and directors that has not been made available to the public and should this be made available to the public could be used by a moderately diligent or prudent individual for the purpose of making a decision. With regard to this type of information, the Officers must abstain from:
a. Carrying out any operation for their own personal gain or that of third parties using privileged information regarding the Bank, its customers, suppliers, shareholders and directors.
b. Providing information to a third party who is not entitled to receive such.
c. Advising in favor of an operation based on privileged information obtained by virtue of the Officer’s position.
d. Recommending the purchase or sale of shares or debt instruments issued by the Bank based on information that is not in the public domain.
• Conflicts of interest: The interests of the Bank shall remain paramount in all decisions taken by the Organization. Conflicts of interest could harm the Bank’s business, and threaten its reputation, running the consequent risk of legal implications. Whenever a conflict of interest should arise, Officers shall abstain from:
a. Taking part in activities, transactions or operations that are contrary to the law, to the Bank’s interests or that could affect the Officer’s ability to carry out his or her functions and responsibilities or affect the Organization’s reputation.
b. Carrying out any transaction or operation based on feelings of friendship or enmity.
c. Taking advantage of the Officer’s position as director, officer, employee or associate of the Bank in order to obtain personal gain or benefits for third parties, relating to the products or services provided by the Bank, or to obtain personal gain from suppliers, contractors, third parties, customers or users.
d. Engaging in outside activities that interfere with office hours, with the Officer’s performance or with the fulfillment of his or her duties, except when authorized by the Bank.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

Should a situation arise in which the interests of an Officer should conflict with those of the Bank with respect to personal activities or dealings with third parties, whether these are with suppliers, contractors, customers, shareholders or others, affecting in this way the freedom and independence with which decisions are taken, then the operation should be examined in the light of all applicable law, as well as the manuals issued and procedures established by the Bank. The immediate superior of such Officer must be duly informed before making any decision in this respect.
• Prevention and Control of Money Laundering and the Financing of Terrorism (“LA/FT”): Officers must ensure that all rules and regulations aimed at preventing and controlling LA/FT, and for this purpose must:
a. Ensure that all the Bank’s customers are of good standing so as to safeguard its well-known moral integrity and transparent, lawful activities. The customers’ economic capacity must coincide with their respective economic activities and with the amounts of money and operations that they normally handle with the Bank.
b. When informed of any suspicious activity on the part of the customer or user and it is not considered appropriate for the Bank to continue its relationship with the customer in question, notice must be given immediately to higher-ranking executives so as to decide upon the approach to be taken, preventing unfavorable repercussions and reporting the case to the corresponding authorities.
c. Give precedence to ethical principles in securing any corporate targets, based on the fundamental premise of encouraging a corporate culture aimed at complying with and enforcing all those rules and regulations designed to prevent and detect money laundering.
d. Consider the policies adopted by the Board of Directors when making decisions regarding prospective new business, extending operations to new jurisdictions, implementing new products or modifying existing products, creating new distribution channels or changing existing distribution channels.
e. Ensure that the procedures, methodologies, and tools under his or her responsibility comply with the policies adopted by the Board of Directors with regard to LA/FT and that the corresponding risk auto-evaluations are carried out on a periodic basis.
Any Officer involved with authorizing, carrying out and reviewing operations must comply with the policies, procedures, instruments and mechanisms established by the Bank.
• Confidentiality: the Officer must maintain all work documents and confidential information entrusted to their care in the strictest confidence. Therefore, such Officer must control and prevent any potential improper use of said information or make this known to unauthorized persons.
Likewise, the Officer shall not disclose or transfer to any third party, technology, methodologies, know-how and industrial, commercial and strategic secrets belonging to the Bank, its customers or suppliers or to which such Officer has had access by virtue of his or her position. Likewise, the Office shall not obtain or try to obtain access to any information concerning an industrial, commercial or strategic secret by unlawful means. These obligations shall continue even after the Officer no longer works for or has any involvement with the Bank, with regard to all information he or she should have gained access to by virtue of his or her position.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

• Adequate Use of Resources: The Officers shall make proper and rational use of their time as well as fixtures, tools, equipment and other work elements pertaining to the Bank. Their right to privacy is ensured providing the Bank’s infrastructure is used exclusively for work purposes or any other use that any of the Bank’s Vice Presidents should so approve.
• Disclosure of Information: All information concerning customers and users, authorities and shareholders, including the Bank’s financial results, financial situation, shareholder structure and Corporate Governance, together with account information and customer operations must be disclosed in an opportune, complete, clear and precise fashion.
• Relationships with Authorities: The relationships that the Officers, as part of their functions and duties, maintain with the Government, government agencies and other public authorities must obey both the law and the principles contained in this Code of Ethics.
• Relationship with Customers and Users: The Officers must abstain from doing business with any natural persons or corporate entities that are known for their unlawful business conduct. Likewise, they must clearly inform the customers and users of the conditions governing the operations to be performed so that the customers and users may be fully aware of the nature of the products and services as well as the reciprocal obligations inherent to all business activities.
All applications, claims and requirements must be dealt with in an opportune and precise fashion, according to the law and the respective contracts and agreements.
• Relationships with Suppliers: The selection and engaging of suppliers must be based on technical, professional and ethical criteria, as well as that contained in the Manual of Policies and Procedures against LA/FT, and the Bank’s own needs, and handled by means of processes that ensure the best cost-efficiency possible, such as detailed knowledge and thorough evaluations of the supplier, as well as price quotations, amongst others.
• Relationships with Competitors: Principles of fair competition shall be upheld as a basic premise for all operations and relationships with other banks and financial institutions.
In no event shall comments be made affecting the image of our competitors or contributing to spreading rumors regarding these same.
• Relationships within the Workplace: Relationships within the work place shall be courteous and respectful. Likewise, a spirit of collaboration, teamwork and loyalty shall be encouraged, in strict compliance with that set out in the Bank’s Internal Work Rules and this Code of Ethics.
• Gifts and Invitations: The Bank’s business interests are best served when its business decisions are based on business criteria and not influenced by factors such as gifts, favors, donations, invitations, trips or payments with a view to obtaining results from any of the Officers, their associates or family members.
Consequently the Officers may not give, offer or accept, directly or indirectly, gifts, favors, donations, invitations, trips or payments while performing activities on the Bank’s behalf and that may influence their decisions to the extent of facilitating business or operations for their own benefit or that of third parties.
All those gifts or institutional or publicity invitations that are given or extended as part of the normal course of business and that have a well-defined business purpose, such as pens, diaries, CD’s, etc., of negligible value, or entertainment (business lunches or dinners) at a moderate cost.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

All receipts or invoices submitted to the Bank for trips or social entertainment must be for official activities only.
IV. INTERNAL CONTROL AND PREVENTING IMPROPER ACTS, MONEY LAUNDERING AND FINANCING OF TERRORISM
The Bank has the firm intention of optimizing its profits through a proactive handling of all types of risk exposure. Therefore, the Officers must maintain a preventive attitude, identifying all risk present in the processes for which they are responsible.
Each Officer shall also make all the required effort to exercise complete control over all operations and business in his or her charge, according to the law and best administrative, business and risk practices. These procedures must be constantly reviewed in the light of changes in the business environment and the workplace as well as the risks involved with the activity itself.
The Officers must ensure compliance with the established controls and that a culture of self-control be encouraged throughout the Organization.
The Officers, also, must inform the Banking Security department ,or any successor area that may take its place, as well as the risk, compliance and internal audit departments, of any weakness detected in the controls or any potential failure in the control system, as well as any improper segregation of duties and newly installed systems and programs that fail to comply with safety standards and the prevention and mitigation of the risk of money laundering and the financing of terrorism.
The Officers must understand the laws, the corresponding regulations and generally speaking all internal and external rules and regulations that they are obliged to comply with in their respective positions. In particular they must apply all those rules and policies relating to the following: Code of Good Governance; Internal Work Regulations; Collective Bargaining Agreement, Manual of Policies and Procedures of Money Laundering and Financing of Terrorism; Information Security Policy, Statute of Benefits, Databases for Procedure Manual Documentation and Grupo Bancolombia’s Antifraud Program1.
Furthermore they must assume responsibility for the property, resources and processes that are entrusted to them in their positions, as provided for by the Substantive Labor Code.
Lastly all suspected improper acts must be opportunely reported using the channels provided for such by the Bank and those governed by this Code of Ethics shall assist with investigations carried out by both the Bank and the authorities, answering all that required, providing detailed information of said acts volunteering the absolute truth in keeping with every citizen’s lawful duty
Description of Improper Acts
An improper act is understood to be the failure to comply with legal rules and regulations as well as the general and particular provisions of this Code of Ethics, as well as any attempt or act on the part of an employee, director, officer or associate of the Bank to obtain undue gain for him or herself or for third parties, taking advantage or his or her position or any act that is used to confuse or undermine the good faith of third parties or that goes against the lawful interests of the Bank.

[1]
Grupo Bancolombia’s Antifraud Program has been created with the purpose of (i) strengthening its policies and procedures regarding the honesty and ethics of its employees; (ii) establishing a mechanism for the detection of non-compliance with the codes of conduct, responsibilities and abuse of confidence; (iii) improving internal controls of prevention and detection of fraud; (iv) giving more transparency and accuracy to, among others, financial reporting and (v) complying with Colombian and international regulations, primarily with the Foreign Corrupt Practice Act (FCPA) of the United States, the principles of the Organization for Economic Co-Operation and Development (OECD), and other similar regulations.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

Improper acts may involve customers, suppliers, representatives, competitors, employees, third parties, shareholders, ex-employees or directors. This type of act can be divided into the following main categories:
• Misappropriation of resources, including intellectual property and information. This includes
o Theft in all its different categorizations
o Breach of confidence
o Improper use or diversion of privileged information
o Embezzlement or assigning resources to an application different from that intended.
• Asset Embezzlement. This is defined as an intentional or negligent act in assigning the Bank’s assets, or the assets for which the person is responsible for, for his or her own benefit or that of third parties, thereby adversely affecting or distorting the Bank’s financial statements. This includes, without being in any way limited to, the following:
o Physical appropriation of property, without having obtained authorization for such.
o Appropriation of sums of money, securities or similar, whether this be on a temporary basis or not.
o Incurring non-authorized expense, for the person’s own benefit or that of third parties.
o Generally speaking, all acts involving the appropriation, diversion or use of the Bank’s property, or that which it is responsible for, assigning said property for a purpose different than that for which it had been specifically acquired or received.
• Corruption: Defined as when an employee, director, officer or associate of the Bank requests or accepts, or offers or grants any object of monetary value or any other perk such as gifts, favors, promises or advantages of any type for their own benefit or for that of the other person, in exchange for carrying out or omitting to carry out any act relating to their work such as:
o Accepting personal gain or benefits for third parties with a view to influencing an administrative decision.
o Any payment made by a supplier to an employee in exchange for more favorable treatment
o Accepting any gift, present or invitation of any kind from third parties with whom the Bank maintains a business relationship.
o Bribes to public or private officials for them to carry out or omit to carry out a determined action.
• Conflicts of interest: This is defined both in this Code of Ethics as well as that of Good Corporate Governance.
• False reports, that tend to distort the reality of an individual s performance or that of third parties, and include withholding material information as well as:
o Providing false information to cover up a deficient performance or to qualify for bonuses.
o Using false reports to deceive investors, financial entities or third parties in general.
o Manipulating financial statements.
• Manipulating financial statements. This is defined as deliberately producing, altering or suppressing records and information with a view to distorting the financial statements.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

This includes, without being in any way limited to, the following:
o Postponing the posting of income in order to reduce results for the period.
o Postponing or posting an expense, on a date different than that on which it accrued, for the purpose of enhancing the results for the period.
o Using of provisional or bridging accounts to distort income and expense to a significant degree.
o Creating transactions with false suppliers or creditors
o Manipulating the balances of asset and liability accounts.
o Periodically transferring real or fictitious obligations from one debtor or creditor to another, whether real or fictitious, so as to falsify balances of the portfolio accounts, accounts receivable and payable as well as other assets and liabilities
o Generally speaking any manipulation of the Bank’s books to falsify its financial reality.
• Breach of Legal Obligations: for example:
o Presenting false reports regarding compliance with legal regulations
o Deliberately concealing violations of the law
o Concealing accounting errors
• Technological Encroachment, including non-authorized access to computer systems, violating software licenses, introducing viruses or other harmful codes, as well as any type of sabotage such as:
o Access or non-authorized disclosure of electronic files
o Improper use of the Network
o Destroying or falsifying key information for the Bank.
o Computer fraud in all of its manifestations.
• Political Contributions and Activities: except when carried out in a personal capacity and at the individual’s own volition, no Officer may take part in political activities or make political contributions to any political candidate or party on behalf or in the name of the Bank, nor may he or she receive direct or indirect reimbursements for personal political contributions.
Investigation of improper acts
All Officers, including those belonging to outside companies hired by the Bank, are obligated to report, without delay, any suspected improper act, or evidence that such an act was committed.
This shall be reported to the Banking Security department or the area that should take its place, as well as to the Internal Auditing Department, Human Resources or via the Ethics Hotline, where the informant can be assured absolute anonymity. This, without prejudice to the right to report any suspected illegal act to the authorities and regulatory agencies and commissions. The Bank shall provide its full support to all those Officers and third parties who report such information on the basis of good faith.
The Banking Security department or the division that should take its place, with the support of all those areas of the Bank that are required, shall thoroughly investigate the reports made so as to be able to take the appropriate measures in each case against all those persons or entities responsible for committing improper acts, regardless of their position or rank.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

These investigations shall be carried out according to that laid out in all applicable rules and regulations and shall respect due process. All people shall be dealt with justly and in keeping with the guiding principles of our conduct. The Bank shall support any Officer who is wrongfully accused of committing improper acts.
All Officers must cooperate with the investigations held and secure and present all those documents and records that are required by such.
Officers must not carry out investigations on their own account, except when this is expressly authorized by the department of Banking Security.
The outcome of the investigation shall be reported to the corresponding internal authorities so that these may implement the corresponding measures, including dismissing the persons involved or reporting these to the authorities, whichever the case, claiming damages through legal actions and whenever possible, withholding any employment benefits due to the persons involved.
The Bank shall provide its full support to both the authorities and the regulatory agencies in stamping out unlawful acts. Likewise, when there is evidence indicating that other companies or with regard to companies providing services to the Bank, or its suppliers, the employee having direct contact with these shall be responsible for identifying and mitigating all possible risks with the conduct of its staff in breach of this Code of Ethics and to supervise compliance with any policy established for this effect. The Bank shall take all those measures necessary against the employees of these companies whenever they should fail to uphold the law in their relationship with the Bank.
Responsibilities
It is the duty of the Bank’s President to keep abreast of the claims rates with regard to each of the products or processes, as well as to evaluate action plans designed to mitigate the risks identified.
The Board of Directors, among others, shall make periodic follow ups on the rate of claims, the Bank’s risk profile with regard to money laundering and the financing of terrorism, improper acts committed, as well as on the measures taken to prevent, mitigate and control these, and shall include the corresponding report on such in their Annual Shareholders Report.
The Audit Committee shall also periodically review reports on the rate of claims, the Risk Management System regarding LA/FT and shall deal with the information reported through the Ethics Hotline. At least once a year, the Audit Committee shall review the efforts made in preventing improper acts within the Bank.
It shall be the responsibility of the Bank’s Chief Executive Officer to be familiar with the claims statistics with regard to each of the Bank’s products or processes as well as the risk profile with respect to money-laundering and the financing of terrorism, to evaluate the action plans aimed at mitigating the risks identified, as well as to verify that the policies established by the Board of Directors are applied to the different processes.
Furthermore, any person in any circumstance who considers that the Bank has failed to act with regard to any information reported, according to that herein stipulated, should make this known to the Audit Committee.
V. SANCTIONS
All Officers who, either voluntarily or through gross negligence, act in breach of the ethical principles and norms set out in this Code of Ethics shall be sanctioned according to that provided by law and in the Bank’s Internal Work Regulations.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.

This includes any negligent or dishonest conduct in dealing with situations of risk and weaknesses in the control system, as well as covering up any improper act, the hindering of investigations, false, reckless or malicious reports or those made in order to obtain personal gain or benefits for third parties, mistreating or censoring work companions for having complied with their obligation to report cases of misconduct or grave omissions in implementing mitigation plans for improper acts.
VI. ETHICS COMMITTEE
The Bank shall have an Ethics Committee made up of the Vice-President of the General Secretary’s Office, the Vice-President of Human Resources and the Administrative Vice-President. The Vice-President of the General Audit Department may attend upon being invited by the Committee in an advisory capacity. The Committee shall be responsible for evaluating the application of this Code, as well as deciding upon any necessary measures for disseminating and enhancing the highest standards of ethical conduct within the Bank, ensuring at the same time that the Code of Ethics is updated as necessary.
VII. INFORMATION CHANNELS AND THE ETHICS COMMITTEE´S RESPONSE
This Code of Ethics contains general guidelines that provide for evaluating a large part of the situations that the persons hereby governed may have to deal with but does not actually address all the problems that could arise on a daily basis. Therefore, there is the possibility of certain queries arising as to which is the correct behavior to adopt in a particular situation, in which case either the immediate superior or the Ethics Committee should be contacted before making any decision in this respect.
This Code of Ethics shall supplement any other manual, policy, program and/or specific operating procedure that the Bank and its subsidiaries may adopt pursuant to all applicable legislation, both in Colombia and in any other jurisdiction in which the Bank operates.

In the event of any conflict between the Spanish and English version of the Code, for all purposes the Spanish version will prevail.